UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2013

Mesa Energy Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-149338	98-0506246
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254

(Address of principal executive offices, including zip code)

(972) 490-9595

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Mesa Energy Holdings, Inc. (“Mesa,” the “Company”, “we,” “us,” or “our”) previously reported that it had submitted to a vote of the holders of its common stock, by written consent in lieu of a meeting, approval of the Asset Purchase Agreement and Plan of Reorganization dated as of November 14, 2012, as amended by Amendment No. 1 thereto dated as of February 19, 2013 (the “Acquisition Agreement”), among Armada Oil, Inc. (“Armada”), the Company and Mesa Energy, Inc. (“MEI”), and the Assignment and Assumption Agreement dated as of March 28, 2013, between the Company and MEI, to be followed by the dissolution of the Company, and that it had solicited proxies with respect thereto by means of a Definitive Proxy Statement dated March 15, 2013. Consent of holders of at least a majority of the shares of Mesa common stock outstanding was required to approve the proposal. The requisite approval was obtained on March 26, 2013, and we previously reported the vote tally as of that date. The voting remained open until April 1, 2013, and the final numbers of votes cast for and against (withheld), as well as the number of abstentions, were as follows:

For:	46,357,856
Against (withheld):	494,931
Abstain:	100

At that time, 84,330,477 shares of Mesa common stock were outstanding.

Item 8.01	Other Events.

We filed a Certificate of Dissolution of the Company with the Secretary of State of the State of Delaware on April 2, 2013, which was effective as of that date.

Under Delaware law, corporations that are dissolved nevertheless are continued for a term of three years (or for such longer period as the Delaware Court of Chancery shall in its discretion direct) as bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within three years after the date of its dissolution, the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the three-year period and until any judgments, orders or decrees therein shall be fully executed.

By the terms of the Acquisition Agreement, Mesa received and has distributed to Mesa stockholders 0.40 shares of Armada common stock for each share of Mesa common stock that a Mesa stockholder owned as of the close of business on March 27, 2013, the business day immediately preceding the closing date under the Acquisition Agreement (other than any shares owned by Mesa as treasury stock). No fractional Armada common shares will be issued. Mesa stockholders to whom fractional shares would have otherwise been issued are entitled to receive a number of shares of Armada common stock rounded up or down to the nearest whole share (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Mesa stockholder will receive at least one share of Armada common stock.

Mesa’s common stock is no longer quoted on the OTC Markets.

By the terms of the Acquisition Agreement, the distribution of shares of Armada common stock is deemed to have been paid in full satisfaction of all rights pertaining to the outstanding Mesa common stock. Upon completion of the dissolution and distribution, all shares of Mesa common stock are void, and no holder of shares of Mesa common stock shall thereby have any further rights or obligations with regard to Mesa.

We intend shortly to file with the Securities and Exchange Commission a Form 15 pursuant to Rule 12g-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to terminate the registration of Mesa’s common stock under section 12(g) of the Exchange Act and thereby to terminate the duty of Mesa to file any further reports required under section 13(a) of the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Energy Holdings, Inc.

Date: April 5, 2013	By:	/s/ Randy M. Griffin
		Name:	Randy M. Griffin
		Title:	Chief Executive Officer

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